UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 5, 2010

Commission File Number 000-03718

PARK CITY GROUP, INC.
(Exact name of small business issuer as specified in its charter)

Nevada	37-1454128
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3160 Pinebrook Road; Park City, Utah 84098
(Address of principal executive offices)

(435) 645-2000
(Registrant's telephone number)

____________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 5, 2010, Park City Group, Inc. (the “Company”) entered into a Term Loan Agreement (“Loan Agreement”) with U.S. Bank N.A. (“Bank”), and issued a Term Note to the Bank in the principal amount of $445,712.33, which Loan Agreement and Term Note replaces a Term Note in the principal amount of $500,000 originally issued on September 30, 2009 (“Original Note”).  The Term Note bears interest at an annual rate of 4.9%.  Principal and accrued interest under the terms of the Term Note are payable in 52 installments of $9,359.15 each beginning May 15, 2010 and on the same date on each consecutive month thereafter until maturity, or September 15, 2014.  Under the terms of the Original Note, all unpaid principal and accrued interest remaining on the Original Note were required to be paid to the Bank on the maturity date, February 15, 2011.  Amounts due under the terms of the Term Note are secured by certain assets of the Company pursuant to a Security Agreement, dated February 15, 2006.

In addition, on May 5, 2010, the Company entered into an Amendment to Loan Agreement and Note (“Amendment”), pursuant to which the Bank has agreed to modify the maturity date and interest rate as set forth in that certain Loan Agreement and Note, dated November 24, 2008.  The Loan Agreement permits borrowings of up to $3.0 million, of which $2,875,701.38 was outstanding as of the date of the Amendment.  Under the terms of the Amendment, the maturity date of the Note has been extended from November 24, 2010 to November 24, 2011, and the interest rate has been changed from an annual interest rate of 4.25% plus the one-month LIBOR rate charged by the Bank to 3.25% through November 23, 2010, and 2.25% plus the rate at which the Bank would be able to borrow funds of comparable amounts in the money markets for a one-year period, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.  Amounts due under the terms of the Term Note are guaranteed by Randall K. Fields, the Chief Executive Officer of the Company.

Item 9.01	Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 6, 2010	PARK CITY GROUP, INC.

By: /s/ John Merrill Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Term Note and Term Note Loan Agreement, dated May 5, 2010, in the principal amount of $445,712.33.
10.2	Amendment to Loan Agreement and Note, dated May 5, 2010